Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS second quarter 2026 results

SANTA ANA, Calif., July 22, 2026 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the second quarter ended June 30, 2026.

Current Quarter Highlights

•
Earnings per diluted share of $2.12, or $2.08 per share on an adjusted basis

- Net investment gains of $12 million, or 9 cents per diluted share

- Purchase-related intangible amortization of $7 million, or 5 cents per diluted share

•
Total revenue of $2.1 billion, up 15 percent compared with last year

- Adjusted total revenue of $2.1 billion, up 14 percent compared with last year

•
Title Insurance and Services segment investment income of $164 million, up 11 percent compared with last year
•
Title Insurance and Services segment pretax margin of 15.7 percent, or 14.0 percent on an adjusted basis
•
Commercial revenues of $314 million, up 34 percent compared with last year
•
Home Warranty segment pretax margin of 21.3 percent, or 20.2 percent on an adjusted basis
•
Debt-to-capital ratio of 31.4 percent, or 21.5 percent excluding secured financings payable of $1.0 billion
•
Repurchased 330,405 shares for a total of $20 million at an average price of $61.99

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	June 30,
	2026	2025
Total revenue	$2,117.3	$1,841.3
Income before taxes	$283.9	$195.2

Net income	$218.5	$146.1
Net income per diluted share	$2.12	$1.41

Adjusted net income	$214.4	$158.4
Adjusted net income per diluted share	$2.08	$1.53

Total revenue for the second quarter of 2026 was $2.1 billion, up 15 percent compared with the second quarter of 2025. Net income in the current quarter was $218 million, or $2.12 per diluted share, compared with net income of $146 million, or $1.41 per diluted share, in the second quarter of 2025. Adjusted net income in the current quarter was $214 million, or $2.08 per diluted share, compared with $158 million, or $1.53 per diluted share, in the second quarter of last year. Net investment gains in the current quarter were $12 million, or 9 cents per diluted share, compared with net investment losses of $10

First American Financial Reports Second Quarter 2026 Results

million, or 7 cents per diluted share, in the second quarter of last year. Purchase-related intangible amortization in both the current and prior year quarters was $7 million, or 5 cents per diluted share. The effective tax rate this quarter was 22.8 percent.

"Our earnings momentum continued in the second quarter, with adjusted earnings per share up 36 percent compared with the prior year,” said Mark Seaton, chief executive officer at First American Financial Corporation. "Our results were driven by our commercial business, which is on pace for a record year in 2026. In addition, investment income in our title segment grew 11 percent, despite a decline in the federal funds rate. Our adjusted pretax title margin was 14 percent for the quarter, a strong result given continued weakness in the residential market.

"Our primary strategic focus is to leverage AI across our business. We are integrating this technology into our workflows to enhance our employees' effectiveness, deliver a better experience for customers, and improve the way we operate. As these capabilities evolve, we will continue investing in our people, platforms, and products to drive innovation and reinforce our leadership in the markets we serve."

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	June 30,
	2026	2025
Total revenues	$2,014.6	$1,722.9

Income before taxes	$315.9	$216.7
Pretax margin	15.7%	12.6%
Adjusted pretax margin	14.0%	13.2%

Title open orders(1)	188,200	186,907
Title closed orders(1)	137,300	138,324

U.S. Commercial
Total revenues	$314.1	$234.2
Open orders	29,700	27,900
Closed orders	15,700	15,300
Average revenue per order	$19,980	$15,267
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment were $2.0 billion in the second quarter, up 17 percent compared with the same quarter of 2025. Total adjusted revenues in the current quarter were $2.0 billion, up 14 percent compared with last year. Direct premiums and escrow fees were $689 million, an increase of 15 percent compared with the second quarter of last year, driven by a 17 percent increase in the average revenue per order closed, partially offset by a 1 percent decline in the number of direct title orders closed in our domestic operations. The average revenue per direct title order

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First American Financial Reports Second Quarter 2026 Results

rose to $4,572, primarily due to an increase in the average revenue per order for commercial transactions, partially offset by a shift in the mix to lower premium refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were $820 million, up 14 percent compared with last year.

Information and other revenues were $295 million during the quarter, up $31 million, or 12 percent, compared with last year. The increase was primarily driven by revenue growth in the company's subservicing business, higher demand for non-insured information products and services, and refinance activity in the company's Canadian operations.

Investment income was $164 million in the second quarter, up $17 million, or 11 percent, compared with the same quarter last year. The increase was primarily driven by higher interest income from the company's investment portfolio. Net investment gains were $47 million in the current quarter, primarily attributable to increases in the fair values of marketable equity securities, compared with losses of $5 million in the same quarter last year.

Personnel costs were $572 million in the second quarter, up $49 million, or 9 percent, compared with the same quarter of 2025. The increase in personnel costs was primarily attributable to incentive compensation expense resulting from higher revenue and profitability, and higher salary expense.

Other operating expenses of $319 million in the current quarter were up $41 million, or 15 percent, compared with the second quarter of 2025, primarily due to higher production expense driven by higher volumes and an increase in software expense.

The provision for policy losses and other claims was $45 million in the second quarter, or 3.0 percent of title premiums and escrow fees, unchanged from the prior year. The second quarter rate reflects an ultimate loss rate of 3.75 percent for the current policy year and a net decrease of $11 million in the loss reserve estimate for prior policy years.

Depreciation and amortization expense was $52 million in the second quarter, up $1 million, or 1 percent, compared with the same period last year.

Interest expense was $30 million in the current quarter, up $8 million, or 33 percent, compared with last year primarily due to higher interest expense on deposit balances at the company's bank subsidiary.

The Title Insurance and Services segment posted pretax income of $316 million in the second quarter, compared with pretax income of $217 million in the second quarter of 2025. Pretax margin was 15.7 percent in the current quarter, compared with 12.6 percent last year. Adjusted pretax margin was 14.0 percent in the current period, compared with 13.2 percent last year.

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First American Financial Reports Second Quarter 2026 Results

Home Warranty

($ in millions)

	Three Months Ended
	June 30,
	2026	2025
Total revenues	$113.8	$110.2

Income before taxes	$24.2	$22.3
Pretax margin	21.3%	20.2%
Adjusted pretax margin	20.2%	20.7%

Total revenues for the Home Warranty segment were $114 million in the second quarter, up 3 percent compared with last year. Total adjusted revenues in the current quarter were $112 million, up 1 percent compared with last year. The segment posted pretax income of $24 million this quarter, up 9 percent compared with last year. The claim loss rate declined to 40 percent in the second quarter, compared with 41 percent last year, primarily due to lower claim frequency, partially offset by higher claim severity. Home Warranty’s pretax margin was 21.3 percent this quarter, compared with 20.2 percent last year. Adjusted pretax margin was 20.2 percent this quarter, compared with 20.7 percent last year.

Corporate

The Corporate segment pretax loss was $56 million in the second quarter, compared with a loss of $44 million last year. Excluding net investment gains and losses, the Corporate pretax loss was $20 million in the current quarter, compared with a $40 million loss in the second quarter of last year. The current quarter benefited from a $7 million insurance recovery, while the prior period included a $13 million one-time expense related to executive separation costs.

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First American Financial Reports Second Quarter 2026 Results

Teleconference/Webcast

First American’s second quarter 2026 results will be discussed in more detail on Thursday, July 23, 2026, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is +1-877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Aug. 6, 2026, by dialing +1-201-612-7415 and using the conference ID 13761705. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.5 billion in 2025, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2026, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the eleventh consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Second Quarter 2026 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; severe weather conditions, health crises, terrorist attacks and other catastrophes; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; provision of capital to subsidiaries that could affect the company’s liquidity position; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified employees; the company’s use of a global workforce; inability of the company to fulfill parent company obligations and/or pay dividends; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; a reduction in the deposits at the company’s federal savings bank subsidiary; claims of infringement or inability to adequately protect the company’s intellectual property; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted pretax margin, adjusted net income, and adjusted earnings per share. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Total revenues	$2,117.3	$1,841.3	$3,955.3	$3,423.6

Income before income taxes	$283.9	$195.2	$445.7	$291.8
Income tax expense	64.8	48.1	101.8	69.9
Net income	219.1	147.1	343.9	221.9
Less: Net income attributable to noncontrolling interests	0.6	1.0	0.3	1.6
Net income attributable to the Company	$218.5	$146.1	$343.6	$220.3

Net income per share attributable to stockholders:
Basic	$2.13	$1.41	$3.34	$2.12
Diluted	$2.12	$1.41	$3.33	$2.12

Cash dividends declared per share	$0.55	$0.54	$1.10	$1.08

Weighted average common shares outstanding:
Basic	102.6	103.5	102.8	103.7
Diluted	103.0	103.8	103.1	104.0

Selected Title Insurance Segment Information
Title orders opened(1)	188,200	186,907	371,100	355,836
Title orders closed(1)	137,300	138,324	257,200	248,576
Paid title claims	$61.9	$47.3	$103.6	$85.7

(1) U.S. direct title insurance orders only.

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	June 30,	December 31,
	2026	2025
Cash and cash equivalents	$2,624.8	$1,387.3
Investments	10,733.7	9,394.3
Goodwill and other intangible assets, net	1,903.7	1,919.3
Total assets	18,941.0	16,228.8
Reserve for claim losses	1,151.6	1,169.6
Notes and contracts payable	1,546.5	1,545.4
Total stockholders’ equity	$5,620.8	$5,499.5

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Home	Corporate
June 30, 2026	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$794.1	$689.2	$104.8	$0.1
Agent premiums	819.7	819.7	—	—
Information and other	307.8	295.0	6.2	6.6
Net investment income	183.7	164.0	1.3	18.4
Net investment gains (losses)	12.0	46.7	1.5	(36.2)
	2,117.3	2,014.6	113.8	(11.1)
Expenses
Personnel costs	614.3	572.5	22.0	19.8
Premiums retained by agents	658.6	658.6	—	—
Other operating expenses	352.1	319.0	23.3	9.8
Provision for policy losses and other claims	87.3	45.3	41.7	0.3
Depreciation and amortization	53.6	52.3	1.4	(0.1)
Premium taxes	21.8	20.6	1.2	(0.0)
Interest	45.7	30.4	—	15.3
	1,833.4	1,698.7	89.6	45.1
Income (loss) before income taxes	$283.9	$315.9	$24.2	$(56.2)

Three Months Ended		Title	Home	Corporate
June 30, 2025	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$704.2	$600.4	$103.7	$0.1
Agent premiums	716.5	716.5	—	—
Information and other	270.1	264.3	5.9	(0.1)
Net investment income	160.2	147.1	1.2	11.9
Net investment losses	(9.7)	(5.4)	(0.6)	(3.7)
	1,841.3	1,722.9	110.2	8.2
Expenses
Personnel costs	571.1	523.0	20.7	27.4
Premiums retained by agents	573.5	573.5	—	—
Other operating expenses	309.4	277.8	21.9	9.7
Provision for policy losses and other claims	81.9	39.5	42.8	(0.4)
Depreciation and amortization	53.0	51.6	1.3	0.1
Premium taxes	19.2	18.0	1.2	0.0
Interest	38.0	22.8	—	15.2
	1,646.1	1,506.2	87.9	52.0
Income (loss) before income taxes	$195.2	$216.7	$22.3	$(43.8)

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Six Months Ended		Title	Home	Corporate
June 30, 2026	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,454.3	$1,246.3	$207.9	$0.1
Agent premiums	1,579.1	1,579.1	—	—
Information and other	582.9	564.2	12.1	6.6
Net investment income	336.1	318.2	2.6	15.3
Net investment gains (losses)	2.9	39.1	1.0	(37.2)
	3,955.3	3,746.9	223.6	(15.2)
Expenses
Personnel costs	1,182.5	1,118.9	43.0	20.6
Premiums retained by agents	1,260.8	1,260.8	—	—
Other operating expenses	662.5	596.4	46.6	19.5
Provision for policy losses and other claims	165.1	84.8	78.9	1.4
Depreciation and amortization	108.2	105.4	2.8	(0.0)
Premium taxes	42.9	40.6	2.3	(0.0)
Interest	87.6	57.1	—	30.5
	3,509.6	3,264.0	173.6	72.0
Income (loss) before income taxes	$445.7	$482.9	$50.0	$(87.2)

Six Months Ended		Title	Home	Corporate
June 30, 2025	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,265.3	$1,060.0	$205.3	$-
Agent premiums	1,371.1	1,371.1	—	—
Information and other	512.3	500.3	12.1	(0.1)
Net investment income	295.4	284.8	2.0	8.6
Net investment losses	(20.5)	(8.9)	(1.4)	(10.2)
	3,423.6	3,207.3	218.0	(1.7)
Expenses
Personnel costs	1,077.8	1,007.8	41.2	28.8
Premiums retained by agents	1,099.0	1,099.0	—	—
Other operating expenses	587.7	524.2	44.4	19.1
Provision for policy losses and other claims	152.0	72.9	80.5	(1.4)
Depreciation and amortization	105.5	102.8	2.6	0.1
Premium taxes	36.6	34.3	2.3	—
Interest	73.2	42.8	—	30.4
	3,131.8	2,883.8	171.0	77.0
Income (loss) before income taxes	$291.8	$323.5	$47.0	$(78.7)

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions, except margin and per share amounts, unaudited)
Consolidated

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Total revenues	$2,117.3	$1,841.3	$3,955.3	$3,423.6
Non-GAAP adjustments:
Less: Net investment gains (losses)	12.0	(9.7)	2.9	(20.5)
Adjusted total revenues	$2,105.3	$1,851.0	$3,952.4	$3,444.1

Pretax income	$283.9	$195.2	$445.7	$291.8
Non-GAAP adjustments:
Less: Net investment gains (losses)	12.0	(9.7)	2.9	(20.5)
Plus: Purchase-related intangible amortization	6.7	6.6	13.5	13.4
Adjusted pretax income	$278.6	$211.5	$456.3	$325.7

Pretax margin	13.4%	10.6%	11.3%	8.5%
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.5%	(0.5)%	0.1%	(0.6)%
Plus: Purchase-related intangible amortization	0.3%	0.3%	0.3%	0.4%
Adjusted pretax margin	13.2%	11.4%	11.5%	9.5%

Net income	$218.5	$146.1	$343.6	$220.3
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	9.3	(7.3)	2.2	(15.6)
Plus: Purchase-related intangible amortization	5.2	5.0	10.4	10.2
Adjusted net income	$214.4	$158.4	$351.8	$246.1

Earnings per diluted share (EPS)	$2.12	$1.41	$3.33	$2.12
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	$0.09	$(0.07)	$0.02	$(0.15)
Plus: Purchase-related intangible amortization	$0.05	$0.05	$0.10	$0.10
Adjusted EPS	$2.08	$1.53	$3.41	$2.37

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions except margin, unaudited)
By Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Title Insurance and Services Segment
Total revenues	$2,014.6	$1,722.9	$3,746.9	$3,207.3
Non-GAAP adjustments:
Less: Net investment gains (losses)	46.7	(5.4)	39.1	(8.9)
Adjusted total revenues	$1,967.9	$1,728.3	$3,707.8	$3,216.2

Pretax income	$315.9	$216.7	$482.9	$323.5
Non-GAAP adjustments:
Less: Net investment gains (losses)	46.7	(5.4)	39.1	(8.9)
Plus: Purchase-related intangible amortization	6.7	6.5	13.4	13.3
Adjusted pretax income	$275.9	$228.6	$457.2	$345.7

Pretax margin	15.7%	12.6%	12.9%	10.1%
Non-GAAP adjustments:
Less: Net investment gains (losses)	2.0%	(0.3)%	0.9%	(0.2)%
Plus: Purchase-related intangible amortization	0.3%	0.3%	0.3%	0.4%
Adjusted pretax margin	14.0%	13.2%	12.3%	10.7%

Home Warranty Segment
Total revenues	$113.8	$110.2	$223.6	$218.0
Non-GAAP adjustments:
Less: Net investment gains (losses)	1.5	(0.6)	1.0	(1.4)
Adjusted total revenues	$112.3	$110.8	$222.6	$219.4

Pretax income	$24.2	$22.3	$50.0	$47.0
Non-GAAP adjustments:
Less: Net investment gains (losses)	1.5	(0.6)	1.0	(1.4)
Adjusted pretax income	$22.7	$22.9	$49.0	$48.4

Pretax margin	21.3%	20.2%	22.4%	21.6%
Non-GAAP adjustments:
Less: Net investment gains (losses)	1.1%	(0.5)%	0.4%	(0.5)%
Adjusted pretax margin	20.2%	20.7%	22.0%	22.1%

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Total revenues	$2,014.6	$1,722.9	$3,746.9	$3,207.3
Less: Net investment gains (losses)	46.7	(5.4)	39.1	(8.9)
Net investment income	164.0	147.1	318.2	284.8
Premiums retained by agents	658.6	573.5	1,260.8	1,099.0
Net operating revenues	$1,145.3	$1,007.7	$2,128.8	$1,832.4

Personnel and other operating expenses	$891.5	$800.8	$1,715.3	$1,532.0
Ratio (% net operating revenues)	77.8%	79.5%	80.6%	83.6%
Ratio (% total revenues)	44.3%	46.5%	45.8%	47.8%

Change in net operating revenues	$137.6		$296.4
Change in personnel and other operating expenses	90.7		183.3
Success Ratio(1)	66%		62%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Second Quarter 2026 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q226	Q126	Q425	Q325	Q225
Open Orders per Day
Purchase	1,516	1,429	1,100	1,375	1,554
Refinance	662	838	768	771	623
Refinance as % of residential orders	30%	37%	41%	36%	29%
Commercial	465	451	444	441	437
Default and other	297	280	346	402	307
Total open orders per day	2,941	2,998	2,657	2,989	2,920

Closed Orders per Day
Purchase	1,072	839	953	1,062	1,110
Refinance	555	616	629	503	494
Refinance as % of residential orders	34%	42%	40%	32%	31%
Commercial	246	249	289	238	240
Default and other	273	262	375	413	318
Total closed orders per day	2,145	1,966	2,246	2,216	2,161

Average Revenue per Order (ARPO)(2)
Purchase	$3,900	$3,740	$3,704	$3,689	$3,693
Refinance	1,050	1,130	1,146	1,034	998
Commercial	19,980	17,851	18,605	16,119	15,267
Default and other	503	126	366	343	539

Total ARPO	$4,572	$4,229	$4,350	$3,801	$3,897

Business Days	64	61	63	64	64

(1) U.S. operations only.

(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.
Please note that during the fourth quarter of 2025, the company revised refinance order counts and corresponding total order counts for all periods prior to the third quarter of 2025, which impacted all related year-over-year metrics, due to certain home equity orders that were previously excluded.
These revised order counts also impacted ARPO previously reported in earnings releases for the periods prior to the third quarter of 2025; however, there was no change to reported revenues.

Totals may not sum due to rounding.

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